Exhibit 3.1

AMENDMENT TO
 THE AMENDED AND RESTATED BYLAWS
OF
CAPITAL BANK FINANCIAL CORP.

Pursuant to the approval granted by the board of directors of Capital Bank Financial Corp. (the “Corporation”), in a meeting held on May 3, 2017, and the subsequent resolution contained in the minutes of the meeting of the same date, the Amended and Restated Bylaws, as amended (the “Bylaws”), of the Corporation were amended, effective as of May 3, 2017, to add a new Article X, as set forth below:

“ARTICLE X

EXCLUSIVE FORUM FOR ADJUDICATION OF DISPUTES

Section 10.1  Exclusive Forum for Adjudication of Disputes.  Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or these Bylaws (as either may be amended from time to time), (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law of the State of Delaware, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).”

Except as specifically amended herein, all other terms and conditions of the Bylaws shall remain the same and in full force and effect.